EXHIBIT 14.1
Code of Conduct
for
Triangle Capital Corporation
Triangle Mezzanine Fund LLLP
I. Introduction
     This Code of Conduct (the “Code”) covers a wide range of business practices and procedures. It does not cover every issue that may arise, but it sets out basic principles to guide all employees, officers and directors of Triangle Capital Corporation and Triangle Mezzanine Fund LLLP. We expect every employee, officer and director to read and understand this Code and its application to the performance of his or her business responsibilities. The Code should also be provided to and followed by the agents and representatives, including consultants of Triangle Capital Corporation and Triangle Mezzanine Fund LLLP (collectively, referred to herein as the “Company”).
     If a law conflicts with a policy in this Code, you must comply with the law. If you have any questions about these conflicts, you should ask your supervisor how to handle the situation.
     Action by members of your immediate family or other persons who live in your household also may potentially result in ethical issues to the extent that they involve the Company’s business. For example, acceptance of inappropriate gifts by a family member from one of our suppliers or portfolio companies could create a conflict of interest and result in a Code violation attributable to you. Consequently, in complying with this Code, you should consider not only your own conduct, but also that of your immediate family members and other persons who live in your household.
     References in this Code to employees are intended to cover all employees including officers and, as applicable, directors. References to the “Company,” “our companies” or the “Triangle group” means Triangle Capital Corporation and Triangle Mezzanine Fund LLLP. References to the Board of Directors mean the Boards of Directors of the Triangle group of companies, as applicable. References to the Audit Committee mean the Audit Committees of Triangle Capital Corporation and Triangle Mezzanine Fund LLLP, as applicable.
Please note that you will be asked to certify compliance with this Code on an annual basis. Thus, you should not hesitate to ask questions, voice concerns or clarify gray areas about whether any conduct may violate this Code. In addition, you are responsible for reporting suspected or actual violation of this Code by others. You should be alert to possible violations of this Code by others, and must report suspected violations, without fear of any form of retaliation, as further described in Part V, Section 15 of this Code.
II. Implementing Guidance and Procedures
     As with any written guidance, this Code may not clearly address every situation you may encounter. If concerns or questions that you have about a course of action are not addressed specifically by this Code, you should ask yourself the following six questions to begin your evaluation process:

Ethics “Quick Test”
1.	Is it legal?

2.	Would doing it make me feel bad or ashamed in any way?

3.	Is it consistent with our Core Values?

4.	Would I want my family or friends to read about it in the newspaper?

5.	Would failing to act make the situation worse or allow a “wrong” to continue?

6.	Does it follow the Golden Rule set out below?
     If you still have questions or concerns, do not act until your questions and concerns have been raised and resolved. Our Chief Compliance Officer (“CCO”) and staff (the “Compliance Officers”) or the Audit Committee are all available to help you. Additionally, if you are not comfortable addressing potential violations of this Code with any of these persons directly, you may also raise your concerns by anonymously contacting our whistleblower hotline provided and managed by Shareholder.com (See Part V, Section 15 of this Code for contact and other information regarding the compliance resources available to you).
     If you are aware of a suspected or actual violation of Code standards by others, you have a responsibility to report it. You are expected to promptly notify a Compliance Officer or contact another compliance reporting resource to provide a specific description of the violation that you believe has occurred, including any information you have about the persons involved and the time of the violation. Whether you choose to speak with your supervisor or one of the Compliance Officers, you should do so without fear of any form of retaliation. We will take prompt disciplinary action against any employee who retaliates against you.
     Supervisors must promptly report any complaints or observations of Code violations to the CCO. If you believe your supervisor has not taken appropriate action, you should contact one of our Compliance Officers directly. The Compliance Officers will investigate all reported possible Code violations promptly and with the highest degree of confidentiality that is possible under the specific circumstances. Neither you nor your supervisor may conduct any preliminary investigation, unless authorized to do so by the CCO. Your cooperation in the investigation will be expected. As needed, the CCO will consult with the Audit Committee of the Board of Directors. It is our policy to employ a fair process by which to determine violations of this Code.
     With respect to any complaints or observations of Code violations that may involve accounting, internal accounting controls and auditing concerns, the CCO shall promptly inform the chair of the Audit Committee, who will then turn over such information to the Audit Committee or such other persons as the Audit Committee of the Board of Directors determines to be appropriate under the circumstances shall be responsible for supervising and overseeing the inquiry and any investigation that is undertaken.
     If any investigation indicates that a potential violation of this Code has occurred, we will take such action as we believe to be appropriate under the circumstances. Violations of this Code will not be tolerated. Any employee who violates this Code may be subject to disciplinary action, which, depending on the nature of the violation and the history of the employee, may range from a warning or reprimand to and including termination of employment and, in appropriate cases, civil legal action or referral for regulatory enforcement action. Appropriate action may also be taken to deter any future Code violations.

     Always remember that at our companies, your ethical behavior is the ultimate “bottom line.” We are committed to do what is right even when it does not seem to be profitable, expedient or conventional. That means we will be truthful, ethical, law-abiding, and respectful in all of our dealings with others.
III. Core Values:
     We are committed to the highest standards of ethical and professional conduct in all of our business operations, as well as in our interactions with customers, business partners and employees. The following are the values we hold in highest esteem — the values that we propose to use as our guide in our quest for excellence and success. To assist and encourage you to apply our Core Values in your day-to-day activities, each Core Value includes amplifying and implementing guidance.
A.	Golden Rule and Respect
a.	Following the Golden Rule means we will strive to always do the right thing ... the thing we would want others to do to us.

b.	Treating others the way we would like to be treated is our foundational value and the golden rule is a good summary of our other core values.

c.	Respect means we respect the rights, opinions and beliefs of others so long as they are consistent with our other core values.
     Amplifying and implementing guidance:
-	Be a good listener, encourage diverse opinions and be willing to accept them.

-	Recognize the achievement of others.

-	Don’t prejudge another person’s qualities or intentions.

-	Respect confidences.

-	Recognize each individual’s human dignity and value.
B.	Honesty and Openness
a.	Honesty means we refuse to lie, cheat, steal or deceive in any way.

b.	We will never deliberately mislead, or misrepresent the truth.

c.	We will always to do the legal and fair thing, fulfilling both the letter and intent of our commitments and the law.

d.	Openness means we will be free, forthright and sincere in our discussions, as candid as possible, and will openly share appropriate information in each relationship.
Amplifying and implementing guidance:
-	Be forthright and never use information as a source of power.

-	Strive for clarity: avoid “slippery” words.

-	Focus on issues, not personalities.

-	Carry no hidden agendas.

-	Be willing to admit your own mistakes and be tolerant of others’ mistakes.
C.	Integrity
a.	Integrity means we will refuse to be corrupted or unfaithful to our values.

b.	We will do what we say we will do, and we will conduct ourselves in accordance with our values and our code of ethics.

c.	We will always try to do the right thing.

d.	We will operate within both the letter and the spirit of the law.
Amplifying and implementing guidance:
-	Act and speak ethically.

-	What you do when no one is looking should agree with your professed ethics.
D.	Teamwork and Innovation
a.	Teamwork means working together to achieve our goals and values as a group and not working at cross purposes.

b.	Innovation means encouraging each other to seek new ways of doing our business to improve our quality and efficiency.
Amplifying and implementing guidance:
-	Acknowledge all co-workers as valuable team members.

-	Show confidence in the character and truthfulness of others.

-	Practice solidarity by respecting and supporting team decisions.

-	Encourage initiative and participation.

-	Be accountable to the team.

-	Lead by example.

-	Recognize that taking and accepting reasonable risks is necessary business conduct.
E.	Responsibility
a.	Responsibility means we are morally and legally accountable for our actions.

b.	We are determined to do the right thing, and to be good stewards of the things that have been entrusted into our care.
Amplifying and implementing guidance:
-	Accept responsibility for your own mistakes, and give credit to others for their accomplishments.

-	Keep commitments.
F.	Loyalty and Hard Work
a.	We will be loyal to our Company and protect its assets and trade secrets. We will be faithful in carrying out our duties.

b.	We will always work hard and do our best.
Amplifying and implementing guidance:
-	Demand excellence from yourself, and seek and encourage it from others.

-	Demonstrate a sense of urgency in all that you do.

-	Our success is directly related to our loyalty to each other and to our Company.
IV. Our Valued Relationships

     We will deal fairly and honestly in all of our relationships, treating all our business associates as long-term valued partners. We will operate our business based on the practical application of the Golden Rule, our other values, and all other provisions of our Code of Conduct, for the mutual benefit of all our valued relationships. We will strive to be dependable and respectable in all our dealings with our business associates and our employees, value each shareholder and lender to our Company, and we will be faithful stewards of their funds. We are committed to providing a work environment where there is no conflict between work and moral or ethical values, or family responsibilities, and where everyone is treated justly and with respect.
     We have certain relationships that we hold dear and they are:
•	Customers and clients are the reason we are in business. We seek to help our customers and clients to achieve their goals. We know that if we help them reach their goals, they will help us reach our goals too.

•	Employees are the full extent of our Company. We are no greater than our employees. Each employee is an integral part of our team. We seek to have the best employees and the best organization to support the growth of each employee.

•	Shareholders have entrusted us with their assets. We seek to increase the value of those assets. As trustees we will do our best to protect and grow the assets that have been entrusted to us.

•	Suppliers provide us with the things we need to achieve our goals. They have the goods and services we need to grow our business. We will treat each supplier as a valued partner in the growth of our business.

•	Our government is part of our operations. We seek to fulfill the regulatory aspects of our business operations in a timely and accurate manner.
V. Standards of Ethics and Business Conduct
     Underlying our Core Values, described in Part III above, is our commitment to maintain the highest standards of ethics and business conduct.
     1. Honest and Ethical Conduct
     It is the policy of our companies to promote high standards of integrity by conducting our affairs in an honest and ethical manner. The integrity and reputation of our companies depends on the honesty, fairness and integrity brought to the job by each person associated with us. Unyielding personal integrity is the foundation of corporate integrity.
     2. Legal Compliance
     Obeying the law, both in letter and in spirit, is the foundation of this Code. Our success depends upon each employee’s operating within legal guidelines and cooperating with local, national and international authorities. We expect employees to understand the legal and regulatory requirements applicable to their business units and areas of responsibility. We hold periodic training sessions to ensure that all employees comply with this Code, the compliance policies and procedures of our companies, and other relevant laws, rules and regulations associated with their employment. While we do not expect you to know every detail of these laws, rules and regulations, we expect you to be familiar with this Code and our compliance policies and procedures, so that you are able to determine when to seek advice from others. If you do have a question in the area of legal compliance, it is important that you not hesitate to seek answers from your supervisor or one of the Compliance Officers (see Section 15 of this Part V below for more information about the Compliance Officers).
     Disregard of the law will not be tolerated. Violation of domestic or foreign laws, rules and regulations may subject an individual, as well as our companies, to civil or criminal penalties. You should be aware that conduct and records, including emails, are subject to internal and external audits and to discovery by third parties in the event of a government investigation or civil litigation. It is in everyone’s best interest to know and comply with our legal obligations.
     3. Insider Trading
     Employees who have access to confidential (or “inside”) information are not permitted to use or share that information for stock trading purposes or for any other purpose except to conduct our business. All non-public information about our companies or about companies with which we do business is considered confidential information. To use material non-public information in connection with buying or selling securities, including “tipping” others who might make an investment decision on the basis of this information, is not only unethical, it is illegal. You must exercise the utmost care when handling material inside information.
     The Company’s Insider Trading Policy (the “Trading Policy”), which is attached to this Code as Appendix A and is incorporated by reference into this Code, has been instituted to help you avoid prohibited insider trading, and to ensure that our companies comply with the separate requirements of Rules 17j-1 of the Investment Company Act of 1940. All employees are expected to understand and comply with all Trading Policy provisions applicable to them.
     The Trading Policy addresses detailed legal provisions of the Securities Act of 1934 and the Investment Company Act of 1940 and imposes requirements, and in some cases, restrictions, on certain securities trades that you may wish to make. The Trading Policy contains provisions that require you to obtain pre-clearance for all investments in any initial public offering, and for securities trades for which you may have insider information. To request pre-clearance of a securities transaction, you should complete Schedule A of the attached Appendix A and forward it to our CCO. The Trading Policy also requires all employees to provide certain reports of their holdings or transactions in certain securities. The particular reports you will be required to provide are described more fully in the Trading Policy.
     If you have questions regarding the requirements or compliance procedures under the Trading Policy, or if you don’t know whether your situation requires pre-clearance or reporting, you should contact one of our Compliance Officers.
     4. International Business Laws
     You are expected to comply with the applicable laws in all countries to which you travel, in which we operate and where we otherwise do business, including laws prohibiting bribery, corruption or the conduct of business with specified individuals, companies or countries. The fact that, in some countries, certain laws are not enforced or that violation of those laws is not subject to public criticism will not be accepted as an excuse for noncompliance. In addition, we expect you to comply with U.S. laws, rules and regulations governing the conduct of business by its citizens and corporations outside the U.S. If you have a question as to whether an activity is restricted or prohibited, seek assistance before taking any action, including giving any verbal assurances that might be regulated by international laws.
     5. Environmental Compliance
     It is our policy to conduct our business in an environmentally responsible way that minimizes environmental impacts. We are committed to minimizing and, if practicable, eliminating the use of any substance or material that may cause environmental damage, reducing waste generation and disposing of all waste through safe and responsible methods, minimizing environmental risks by employing safe technologies and operating procedures, and being prepared to respond appropriately to accidents and emergencies.
     6. Conflicts of Interest
     We respect the rights of our employees to manage their personal affairs and investments and do not wish to impinge on their personal lives. At the same time, you should avoid conflicts of interest that occur when your personal interests may interfere in any way with the performance of your duties or the best interests of our companies. A conflicting personal interest could result from an expectation of personal gain now or in the future or from a need to satisfy a prior or concurrent personal obligation. We expect you to be free from influences that conflict with the best interests of our companies, or might deprive our companies of your undivided loyalty in business dealings. Even the appearance of a conflict of interest where none actually exists can be damaging and should be avoided. Whether or not a conflict of interest exists or will exist can be unclear.
     If you have any questions about a potential conflict or if you become aware of an actual or potential conflict, and you are not an officer or director of one of our companies, you should discuss the matter with your supervisor or with one of our Compliance Officers. Supervisors may not authorize conflict of interest matters or make determinations as to whether a problematic conflict of interest exists without first seeking the approval of the CCO and providing the CCO with a written description of the activity. If the supervisor is involved in the potential or actual conflict, you should discuss the matter directly with the CCO. Officers and directors may seek authorizations and determinations from the Audit Committee of the Board of Directors. Factors that may be considered in evaluating a potential conflict of interest are, among others:
•	whether it may interfere with the employee’s job performance, responsibilities or morale;

•	whether the employee has access to confidential information;

•	whether it may interfere with the job performance, responsibilities or morale of others within the organization;

•	any potential adverse or beneficial impact on our business;

•	any potential adverse or beneficial impact on our relationships with our customers or suppliers or other service providers;

•	whether it would enhance or support a competitor’s position;

•	the extent to which it would result in financial or other benefit (direct or indirect) to the employee;

•	the extent to which it would result in financial or other benefit (direct or indirect) to one of our customers, suppliers or other service providers; and

•	the extent to which it would appear improper to an outside observer.
     Although no list can include every possible situation in which a conflict of interest could arise, the following are examples of situations that may, depending on the facts and circumstances, involve problematic conflicts of interests:
•	Employment by (including consulting for) or service on the board of a competitor, customer or supplier or other service provider. Activity that enhances or supports the position of a competitor to the detriment of one or more of our companies is prohibited, including employment by or service on the board of a competitor. Employment by or service on the board of a customer or supplier or other service provider is generally discouraged and you must seek authorization in advance if you plan to take such a position.

•	Owning, directly or indirectly, a significant financial interest in any entity that does business, seeks to do business or competes with us. In addition to the factors described above, persons evaluating ownership in other entities for conflicts of interest will consider the size and nature of the investment; the nature of the relationship between the other entity and any one of our companies; the employee’s access to confidential information and the employee’s ability to influence one of our companies decisions. If you would like to acquire a financial interest of any kind, you must seek written approval in advance from the CCO.

•	Soliciting or accepting gifts, favors, loans or preferential treatment from any person or entity that does business or seeks to do business with us. See Section 10 for further discussion of the issues involved in this type of conflict.

•	Soliciting contributions to any charity or for any political candidate from any person or entity that does business or seeks to do business with us.

•	Taking personal advantage of corporate opportunities. See Section 7 for further discussion of the issues involved in this type of conflict.

•	Working at a second job without permission.

•	Conducting business transactions between any one of our companies and your family member or a business in which you or a family member has a significant financial interest. Material related-party transactions must be approved by the Audit Committee and, if that activity involves any executive officer or director, that activity will be required to be publicly disclosed as required by applicable laws and regulations.
     Loans to, or guarantees of obligations of, employees or their family members by our companies could constitute an improper personal benefit to the recipients of these loans or guarantees, depending on the facts and circumstances. Some loans are expressly prohibited by law and applicable law requires that our Board of Directors approve all loans and guarantees to employees. As a result, all loans and guarantees by our companies must be approved in advance by the Board of Directors.

     7. Corporate Opportunities.
     You may not take personal advantage of the opportunities of our companies that are presented to you or discovered by you as a result of your position with us or through your use of corporate property or information, unless authorized by the Board of Directors. Even opportunities that are acquired privately by you may be questionable if they are related to our existing or proposed lines of business. Significant participation in an investment or outside business opportunity that is directly related to our lines of business must be pre-approved by the board of directors of our Company that is affected. You may not use your position with us or corporate property or information for improper personal gain, nor should you compete with us in any way.
8.	Maintenance of Corporate Books, Records, Documents and Accounts; Financial Integrity; Public Reporting
     The integrity of our records and public disclosure depends upon the validity, accuracy and completeness of the information supporting the entries to our books of account. Therefore, our corporate and business records should be completed accurately and honestly. The making of false or misleading entries, whether they relate to financial results or test results, is strictly prohibited. Our records serve as a basis for managing our business and are important in meeting our obligations to customers, suppliers, creditors, employees and others with whom we do business. As a result, it is important that our books, records and accounts accurately and fairly reflect, in reasonable detail, our assets, liabilities, revenues, costs and expenses, as well as all transactions and changes in assets and liabilities. We require that:
•	no entry be made in our books and records that intentionally hides or disguises the nature of any transaction or of any of our liabilities or misclassifies any transactions as to accounts or accounting periods;

•	transactions be supported by appropriate documentation;

•	the terms of sales and other commercial transactions be reflected accurately in the documentation for those transactions and all such documentation be reflected accurately in our books and records;

•	employees comply with our system of internal controls; and

•	no cash or other assets be maintained for any purpose in any unrecorded or “off-the-books” fund.
     Our accounting records are also relied upon to produce reports for our management, stockholders and creditors, as well as for governmental agencies. In particular, we rely upon our accounting and other business and corporate records in preparing the periodic and current reports that we file with the Securities and Exchange Commission (SEC). Securities laws require that these reports provide full, fair, accurate, timely and understandable disclosure and fairly present our financial condition and results of operations. Employees who collect, provide or analyze information for or otherwise contribute in any way in preparing or verifying these reports should strive to ensure that our financial disclosure is accurate and transparent and that our reports contain all of the information about the Triangle group of companies that would be important to enable stockholders and potential investors to assess the soundness and risks of our business and finances and the quality and integrity of our accounting and disclosures. In addition:

•	no employee may take or authorize any action that would intentionally cause our financial records or financial disclosure to fail to comply with generally accepted accounting principles, the rules and regulations of the SEC or other applicable laws, rules and regulations;

•	all employees must cooperate fully with our Accounting Department and, when one is established, Internal Auditing Departments, as well as our independent public accountants and counsel, respond to their questions with candor and provide them with complete and accurate information to help ensure that our books and records, as well as our reports filed with the SEC, are accurate and complete; and

•	no employee should knowingly make (or cause or encourage any other person to make) any false or misleading statement in any of our reports filed with the SEC or knowingly omit (or cause or encourage any other person to omit) any information necessary to make the disclosure in any of our reports accurate in all material respects.
     Any employee who becomes aware of any departure from these standards has a responsibility to report his or her knowledge promptly to a supervisor, a Compliance Officer, the Audit Committee or one of the other compliance resources described in Section 15.
     9. Fair Dealing
     We strive to outperform our competition fairly and honestly. Advantages over our competitors are to be obtained through superior performance of our products and services, not through unethical or illegal business practices. Acquiring proprietary information from others through improper means, possessing trade secret information that was improperly obtained, or inducing improper disclosure of confidential information from past or present employees of other companies is prohibited, even if motivated by an intention to advance our interests. If information is obtained by mistake that may constitute a trade secret or other confidential information of another business, or if you have any questions about the legality of proposed information gathering, you must consult your supervisor or one of our Compliance Officers, as further described in Section 15.
     You are expected to deal fairly with our customers, suppliers, employees and anyone else with whom you have contact in the course of performing your job. Be aware that the Federal Trade Commission Act provides that “unfair methods of competition in commerce, and unfair or deceptive acts or practices in commerce, are declared unlawful.” It is a violation of the Federal Trade Commission Act to engage in deceptive, unfair or unethical practices and to make misrepresentations in connection with sales activities.
     Employees involved in procurement have a special responsibility to adhere to principles of fair competition in the purchase of products and services by selecting suppliers based exclusively on normal commercial considerations, such as quality, cost, availability, service and reputation, and not on the receipt of special favors.
     10. Gifts and Entertainment
     Business gifts and entertainment are meant to create goodwill and sound working relationships and not to gain improper advantage with customers or facilitate approvals from government officials. The exchange, as a normal business courtesy, of meals or entertainment

(such as tickets to a game or the theatre or a round of golf) is a common and acceptable practice as long as it is not extravagant. Unless express written permission is received from a supervisor, the CCO or the Audit Committee, gifts and entertainment cannot be offered, provided or accepted by any employee unless consistent with customary business practices and not (a) of more than token or nominal monetary value, (b) in cash, (c) susceptible of being construed as a bribe or kickback, (d) made or received on a regular or frequent basis or (e) in violation of any laws. This principle applies to our transactions everywhere in the world, even where the practice is widely considered “a way of doing business.” Employees should not accept gifts or entertainment that may reasonably be deemed to affect their judgment or actions in the performance of their duties. Our customers, suppliers and the public at large should know that our employees’ judgment is not for sale.
     11. Protection and Proper Use of Company Assets
     All employees are expected to protect our assets and ensure their efficient use. Theft, carelessness and waste have a direct impact on our profitability. Our property, such as office supplies, computer equipment, buildings and products, are expected to be used only for legitimate business purposes, although incidental personal use may be permitted. You may not, however, use our corporate name, any brand name or trademark owned or associated with our companies or any letterhead stationery for any personal purpose.
     You may not, while acting on behalf of our companies or while using our computing or communications equipment or facilities, either:
•	access the internal computer system (also known as “hacking”) or other resource of another entity without express written authorization from the entity responsible for operating that resource; or

•	commit any unlawful or illegal act, including harassment, libel, fraud, sending of unsolicited bulk email (also known as “spam”) in violation of applicable law, trafficking in contraband of any kind or espionage.

•	If you receive authorization to access another entity’s internal computer system or other resource, you must make a permanent record of that authorization so that it may be retrieved for future reference, and you may not exceed the scope of that authorization.
     Unsolicited bulk email is regulated by law in a number of jurisdictions. If you intend to send unsolicited bulk email to persons outside of our companies, either while acting on our behalf or using our computing or communications equipment or facilities, you should contact your supervisor or the CCO for approval.
     All data residing on or transmitted through our computing and communications facilities, including email and word processing documents, is the property of our companies and subject to inspection, retention and review by us, with or without an employee’s or third party’s knowledge, consent or approval, in accordance with applicable law. Any misuse or suspected misuse of our assets must be immediately reported to your supervisor or a Compliance Officer.
     12. Confidentiality
     One of our most important assets is our confidential information. As an employee of our companies, you may learn of information about our business that is confidential and proprietary.

     You also may learn of information before that information is released to the general public. Employees who have received or have access to confidential information should take care to keep this information confidential. Confidential information includes non-public information that might be of use to competitors or harmful to our companies or its customers if disclosed, such as business, marketing and service plans, financial information, product architecture, source codes, designs, databases, customer lists, pricing strategies, personnel data, personally identifiable information pertaining to our employees, customers or other individuals, and similar types of information provided to us by our customers, suppliers and partners. This information may be protected by patent, trademark, copyright and trade secret laws.
     In addition, because we interact with other companies and organizations, there may be times when you learn confidential information about other companies before that information has been made available to the public. You must treat this information in the same manner as you are required to treat our confidential and proprietary information. There may even be times when you must treat as confidential the fact that we have an interest in, or are involved with, another company.
     You are expected to keep confidential and proprietary information confidential unless and until that information is released to the public through approved channels (usually through a press release, an SEC filing or a formal communication from a member of senior management, as further described in Section 13). Every employee has a duty to refrain from disclosing to any person confidential or proprietary information about us or any other company learned in the course of employment here, until that information is disclosed to the public through approved channels. This policy requires you to refrain from discussing confidential or proprietary information with outsiders and even with other of our companies’ employees, unless those fellow employees have a legitimate need to know the information in order to perform their job duties. Unauthorized use or distribution of this information could also be illegal and result in civil liability or criminal penalties.
     You should also take care not to inadvertently disclose confidential information. Materials that contain confidential information, such as memos, notebooks, computer disks and laptop computers, should be stored securely. Unauthorized posting or discussion of any information concerning our business, information or prospects on the Internet is prohibited. You may not discuss our business, information or prospects in any “chat room,” regardless of whether you use your own name or a pseudonym. Be cautious when discussing sensitive information in public places like elevators, airports, restaurants and “quasi-public” areas within the Triangle group of companies. All our companies’ emails, voicemails and other communications are presumed confidential and should not be forwarded or otherwise disseminated outside of our companies, except where required for legitimate business purposes.
     In addition to the above responsibilities, if you are handling information protected by any privacy policy published by us, such as our website privacy policy, then you must handle that information in accordance with the applicable policy.
     13. Media and Public Discussions
     It is our policy to disclose material information concerning our companies to the public only through specific limited channels to avoid inappropriate publicity and to ensure that all those with an interest in the Company will have equal access to information. All inquiries or calls from the press and financial analysts should be referred to the Chief Executive Officer

(“CEO”) or our Investor Relations Manager. We have designated our CEO as our official spokesperson for financial matters. We have designated the President of one of our companies or our Chief Investment Officer (“CIO”) as our official spokesperson for marketing, and other related information. Unless a specific exception has been made by the CEO, these designees are the only people who may communicate with the press on behalf of our companies. In addition, our compliance policies and procedures require that communications of this nature, including advertisements, presentations or speeches and website content, be reviewed by the CCO. You also may not provide any information to the media about us off the record, for background, confidentially or secretly.
     14. Waivers
     Any waiver of this Code for executive officers (including our principal executive officer, principal financial officer, principal accounting officer or controller (or persons performing similar functions) or directors may be authorized only by the Board of Directors of our companies, and will be disclosed to stockholders as required by applicable laws, rules and regulations.
     15. Compliance Standards and Procedures
     Compliance Resources; Compliance Officers
     To facilitate compliance with this Code, we have implemented a program of Code awareness, training and review. We have designated our CCO to oversee this program. The CCO will have staff to assist in oversight of the program. The Compliance Officers are persons to whom you can address any questions or concerns. Please contact your manager or the head of Human Resources to determine who has been appointed as a Compliance Officer. In addition to fielding questions or concerns with respect to potential violations of this Code, the CCO is responsible for:
•	investigating possible violations of this Code;

•	training new employees in Code policies;

•	conducting annual training sessions to refresh employees’ familiarity with this Code;

•	distributing certifications regarding this Code annually by hard copy or by email to each employee as a reminder that each employee is responsible for reading, understanding and complying with this Code;

•	updating this Code as needed and alerting employees to any updates, with appropriate approval of the Audit Committee, to reflect changes in the law, our companies operations and in recognized best practices, and to reflect our companies experience; and

•	otherwise promoting an atmosphere of responsible and ethical conduct.
     Your most immediate resource for any matter related to this Code is your supervisor. He or she may have the information you need or may be able to refer the question to another appropriate source.
     There may, however, be times when you prefer not to go to your supervisor. In these instances, you should feel free to discuss your concern with a Compliance Officer. If you are uncomfortable speaking with a Compliance Officer because he or she works in your department or is one of your supervisors, please contact a member of the Audit Committee. You may also report violations directly to members of the Audit Committee by (i) sending a letter to the attention of Benjamin S. Goldstein, Triangle Capital Corporation, 3600 Glenwood Avenue, Suite 104, Raleigh, North Carolina 27612, (ii) calling our companies’ toll-free hotline run by Shareholder.com at 866-654-1540 and speaking with a representative who will transmit the information to the Audit Committee or (iii) submitting an e-mail to tcap@openboard.info or directly into the web address, www.openboard.info/tcap/, whereupon a representative of Shareholder.com will transmit the information to the Audit Committee. The Audit Committee will pass on to the Board of Directors all information related to complaints or observations that involve accounting, internal accounting controls and auditing concerns.
     You may utilize Shareholder.com’s whistleblower hotline services anonymously, although if you remain anonymous Shareholder.com will be unable to obtain follow-up details from you that may be necessary to investigate the matter. Whether you identify yourself or remain anonymous, your contact with Shareholder.com will be kept strictly confidential to the extent reasonably possible within the objectives of this Code.
     16. Amendments and Modifications
     This Code of Conduct may not be amended or modified except in a written form, which is specifically approved by majority vote of the independent directors of the applicable entities.
     This Code of Conduct was adopted by the Board of Directors of Triangle Capital Corporation, including the independent directors, on January 31, 2007.

Appendix A
Insider Trading Policy
For
Triangle Capital Corporation
and its subsidiaries
     This Policy was adopted by the Company’s Board of Directors, including the independent directors, on March [___], 2007.
     This Insider Trading Policy (the “Policy”) has been adopted to comply with Rule 17j-l under the Investment Company Act of 1940 (the “Investment Company Act”). The Policy establishes standards and procedures designed to address conflicts of interest and detect and prevent abuse of fiduciary duty by persons with knowledge of the investments and investment intentions of Triangle Capital Corporation and its subsidiaries (collectively referred to as the “Company”).
(a) General Prohibitions
     (i) This policy generally applies to the investment activities of all officers, directors and employees of the Company or any other entity in a Control relationship (as defined below) to the Company (the “Covered Persons”). However, there are certain provisions of the Investment Company Act and this Policy that are primarily concerned with the investment activities of those employees of the Company who are involved in or have access to information regarding securities recommendations made to the Company, which employees include only the officers, employees and directors of the Company, or any other company in a Control relationship to the Company (the “Access Persons”).
     (ii) The Investment Company Act makes it “unlawful” for Covered Persons to engage in conduct which is deceitful, fraudulent or manipulative, or which involves false or misleading statements, in connection with the purchase or sale of securities by an investment company. Accordingly, under the Investment Company Act and this Policy no Covered Person shall use any information concerning the investments or investment intentions of the Company, or his or her ability to influence such investment intentions, for personal gain or in a manner detrimental to the interests of the Company.
     In addition, no Covered Person shall, directly or indirectly in connection with the purchase or sale of a “security held or to be acquired” (as defined in Section (c)(xii) of this Policy) by the Company: (a) employ any device, scheme or artifice to defraud the Company; or (b) make to the Company any untrue statement of a material fact or omit to state to any of the foregoing a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading; or (c) engage in any act, practice, or course of business which operates or would operate as a fraud or deceit upon the Company; or (d) engage in any manipulative practice with respect to the Company.

(b) General Principles.
     This Policy acknowledges the general principles that Covered Persons: (A) owe a fiduciary obligation to the Company; (B) have the duty at all times to place the interests of stockholders first; (C) must conduct all personal securities transactions in such a manner as to avoid any actual or potential conflict of interest or abuse of an individual’s position of trust and responsibility; and (D) should not take inappropriate advantage of their positions in relation to the Company.
(c) Definitions.
     For purposes of this Policy,
     (i) “Access Person” means any officer, employee, director or managing director of the Company, or any other company in a Control relationship to the Company.
     (ii) “Beneficial Interest” means any interest by which a Covered Person or any member of his or her Immediate Family, can directly or indirectly derive a monetary benefit from the purchase, sale (or other acquisition or disposition) or ownership of a Security, except such interests as Clearing Officers (defined below) shall determine to be too remote for the purpose of this Policy. (A transaction in which a Covered Person acquires or disposes of a Security in which he or she has or thereby acquires a direct or indirect Beneficial Interest is sometimes referred to in this Code of Ethics as a “personal securities” transaction or as a transaction for the person’s “own account”).
     (iii) “Clearing Officers” has the meaning in Section (d)(ii)(1) below.
     (iv) “Control” means the power to exercise a controlling influence over the management or policies of a company (unless such power is solely the result of an official position with such company). Any person who owns beneficially, directly or through one or more controlled companies, more than 25% of the voting securities of a company shall be presumed to control such company. For purposes of this Policy, natural persons and portfolio companies of the Company shall be presumed not to be controlled persons.
     (v) “Covered Security” includes any securities issued by the Company, and all debt obligations, stock and other instruments comprising the investments of the Company, including any warrant or option to acquire or sell a security and financial futures contracts, but excludes securities issued by the U.S. government or its agencies, bankers’ acceptances, bank certificates of deposit, commercial paper and shares of a mutual fund (open-end fund). References to a “Covered Security” in this Policy shall include any warrant for, option in, or security immediately convertible into that “Covered Security.”
     (vi) “Covered Person” means any officer, director or employee of the Company or any other company in a Control relationship to the Company, but does not include portfolio companies of the Company.
     (vii) “Immediate Family” includes any children, stepchildren, grandchildren, parents, stepparents, grandparents, spouses, siblings, mothers-in-law, fathers-in-law, sons-in-law, daughters-in-law, brothers-in-law, or sisters-in-law, including adoptive relationships, who live in the same household.

     (viii) “Limited Offering” means an offering that is exempt from registration under Sections 4(2) or 4(6) of, or Regulation D under, the Securities Act of 1933, as amended. Limited Offerings may include, among other things, limited partnership or limited liability company interests, or other Securities purchased through private placements.
     (ix) “Loan Officer” means an Access Person who is responsible for making decisions as to Securities to be bought or sold for the Company’ portfolio.
     (x) “Non-Access Person” means any employee of the Company, or any other company in a Control relationship to the Company, which employee is not an “Access Person.”
     (xi) “Prohibited Transaction” means any of the following transactions, if effected by a Covered Person without prior approval of the CCO:
          (1) a transaction in which such Covered Person knows or should know at the time of entering into the transaction that: (i) the Company has engaged in a transaction in the same Security within the last 180 days, or is engaging in a transaction or is going to engage in a transaction in the same Security in the next 180 days;
          (2) a transaction that involves the direct or indirect acquisition of Securities in an initial public offering or Limited Offering of any issuer; or
          (3) a transaction in any Security issued by the Company during a closed trading window. Trading windows are generally closed on the last day of each fiscal quarter, and generally re-open three trading days following the filing of the Company’s quarterly report on Form 10-Q, or annual report on Form 10-K, as applicable, with the SEC.
     (xii) A “Security held or to be acquired” by the Company means any Security (as defined above) which, within the most recent 180 days is or has been held by the Company or is being or has been considered for purchase by the Company.
     (xiii) A Security is “being considered for purchase or sale” from the time an amendment letter is signed by or on behalf of the Company until the closing with respect to that Security is completed or aborted.
     (xiv) “Security” means any note, stock, treasury stock, security future, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a “security,” or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase, any of the foregoing.
(d) Pre-Clearance of Certain Personal Transactions.
     (i) Requirement for Pre-Clearance. All Covered Persons must obtain Pre-Clearance under the procedures provided in Section (d)(ii) for any Prohibited Transactions which are not exempt under subsection (iv) of this Section (d).

     (ii) Pre-Clearance Procedures.
          (1) From Whom Obtained. Pre-Clearance must be obtained from the CCO plus another officer, or from any two officers of the Company who are not either parties to the transaction or a relative of a party to the transaction. For purposes of this Policy, these officers are sometimes referred to as “Clearing Officers.”
          (2) Form. Clearance must be obtained in writing by completing and signing the “Request for Permission to Engage in Personal Transaction” form attached hereto as Schedule A, which form shall set forth the details of the proposed transaction, and obtaining the signatures of any two of the Clearing Officers. Schedule A may be amended from time to time by the CCO, with the permission of the Chairman of the Audit Committee. In the event of such amendment, the CCO shall promptly provide any forms so amended to all Covered Persons.
          (3) Filing. A copy of all completed clearance forms, with all required signatures, shall be retained by the CCO.
     (iii) Factors to be Considered in Clearance of Personal Transactions. The Clearing Officers may refuse to grant clearance of a Prohibited Transaction in their sole discretion without being required to specify any reason for the refusal. Generally, the Clearing Officers will consider the following factors in determining whether or not to clear a proposed transaction: (1) whether the amount or nature of the transaction or person making it is likely to affect the price or market for the Security; (2) whether the individual making the proposed purchase or sale is likely to benefit from purchases or sales being made or being considered by the Company; (3) whether the Security proposed to be purchased or sold is one that would qualify for purchase or sale by the Company; (4) whether the transaction is non-volitional on the part of the individual, such as receipt of a stock dividend, bequest or inheritance; (5) whether potential harm to the Company from the transaction is remote; (6) whether the transaction would be likely to affect a highly institutional market; and (7) whether the transaction is related economically to Securities being considered for purchase or sale (as defined in Section (c)(xiii) of this Policy) by the Company.
     (iv) Exemptions From Pre-Clearance Requirements
     The following transactions are exempt from the pre-clearance provisions of this Policy:
          (1) Not Controlled Securities. Purchases, sales or other acquisitions or dispositions of Securities for an account over which the Access Person has no direct influence or Control and does not exercise indirect influence or Control;
          (2) Involuntary Transactions. Involuntary purchases or sales made by a Covered Person or an Access Person;
          (3) DRPs. Purchases which are part of an automatic dividend reinvestment plan; and
          (4) Rights Offerings. Purchases or other acquisitions or dispositions resulting from the exercise of rights acquired from an issuer as part of a pro rata distribution to all holders of a class of Securities of such issuer and the sale of such rights.
(e) Reporting Requirements.
     (i) Access Persons.
          (1) Holdings Reports.

               a. Initial Holdings Report. Within ten (10) days of becoming an Access Person, each Access Person shall make a written report to the CCO of all Securities in which such Access Person holds a direct or indirect Beneficial Interest. Access Persons need not report any such Securities that are exempt under subsection (i)(1)(d) of this Section (e). The initial holdings report shall be made on the form provided for such purpose by the CCO. Each initial holdings report must be current as of a date no more than forty-five (45) days prior to the date that the reporting person became an Access Person.
               b. Annual Holdings Reports. No later than February 13th of each year, each Access Person shall make a written report to the CCO of all Securities in which such Access Person holds a direct or indirect Beneficial Interest. Access Persons need not report any such Securities that are exempt under subsection (i)(1)(d) of this Section (e). The annual holdings report shall be made on the form provided for such purpose by the CCO. Each annual holdings report must be current as of a date no later than December 31st of the prior year.
               c. Contents of Holdings Reports. Holdings reports must contain, at a minimum, the following information with respect to each Security: (i) the title and type of each Security for which an Access Person holds a direct or indirect Beneficial Interest; (ii) for publicly traded Securities, the ticker symbol or CUSIP number for each such Security; (iii) the principal amount of each Security; (iv) the name of any broker, dealer or bank with whom you, or any members of your Immediate Family, maintain an account in which any Securities are held for your direct or indirect benefit; and (v) the date of submission of the report.
               d. Exemptions from Holdings Reports. The following Securities are not required to be included in holdings reports made by Access Persons:
i.	Securities held in accounts over which an Access Person has no direct or indirect influence or control;

ii.	Direct obligations of the Government of the United States;

iii.	Bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements; and

iv.	Shares issued by open-end funds.
          (2) Transaction Reports.
               a. Quarterly Report. Within thirty (30) days of the end of each calendar quarter, each Access Person must submit a quarterly report to the CCO, on the form provided for such purpose by the CCO, of all transactions during the calendar quarter in any Securities in which such Access Person has any direct or indirect Beneficial Interest.
               b. Contents of Transaction Reports. Quarterly Transaction Reports must contain, at a minimum, the following information with respect to each transaction in a Security: (i) the title and type of each Security involved; (ii) for publicly traded Securities, the ticker symbol or CUSIP number for each such Security; (iii) the number of shares, interest rate, and maturity date and principal amount, as applicable, of each Security involved; (iv) the price of the Security at which the transaction was effected; (v) the name of any broker, dealer or bank through which the transaction was effected; and (vi) the date of submission of the report.

               c. Exemptions from Transaction Reports. The following transactions are not required to be included in Quarterly transactions reports of Access Persons:
i.	Transactions in Securities over which an Access Person has no direct or indirect influence or control;

ii.	Transactions in Direct obligations of the Government of the United States;

iii.	Transactions in Bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements;

iv.	Transactions in shares issued by open-end funds; and

v.	Transactions which are part of an automatic dividend reinvestment plan.
     (ii) Non-Access Persons.
          (1) Annual Transactions Report. Within 10 days of the end of each calendar year, each Non-Access Person shall make a written report to the CCO of all transactions by which they acquired or disposed of a direct or indirect Beneficial Interest in any Covered Security.
          (2) Form. Each annual report shall be provided on the form “Annual Securities Transactions Confidential Report of Non-Access Persons” form attached hereto as Schedule B, which form shall set forth the information regarding each transaction requested in the form. Schedule B may be amended from time to time by the CCO, who shall promptly provide any forms so amended to all Non-Access Persons.
          (3) Filing. A copy of all reports submitted pursuant to this Section (e), with all required signatures, shall be retained by the CCO.
     (iii) Disclaimer. Any report made by an Access Person or Non-Access Person under this Section (e) may contain a statement that the report is not to be construed as an admission that the person making it has or had any direct or indirect Beneficial Interest in any Security or Covered Security to which the report relates.
     (iv) Responsibility to Report. It is the responsibility of all Covered Persons to take the initiative to provide each report required to be made by them under this Policy. Any effort by the Company to facilitate the reporting process does not change or alter that responsibility.
(f) Confidentiality of Transactions
     Until disclosed in a public report to stockholders or to the SEC in the normal course, all information concerning Securities being considered for purchase or sale by the Company shall be kept confidential by all Access Persons and disclosed by them only on a “need to know” basis. It shall be the responsibility of the Compliance Officer to report any inadequacy found by him or her to the Board of Directors of the Company or any committee appointed by the Board of Directors to deal with such information.

(g) Sanctions
     Any violation of this Policy shall be subject to the imposition of such sanctions by the Company as may be deemed appropriate under the circumstances to achieve the purposes of the Investment Company Act and this Policy, which may include suspension or termination of employment, a letter of censure or restitution of an amount equal to the difference between the price paid or received by the Company and the more advantageous price paid or received by the offending person. Sanctions for violation of this Policy by a director of the Company will be determined by a majority vote of the independent directors of the Company.
(h) Administration and Construction
     (i) Administration. The administration of this Policy shall be the responsibility of the CCO of the Company.
     (ii) Duties. The duties of the CCO under this Policy include: (1) continuous maintenance of a current list of the names of all Access and Non-Access Persons, with an appropriate description of their title or employment; (2) providing each Covered Person a copy of this Policy and informing them of their duties and obligations hereunder, and assuring that Covered Persons are familiar with applicable requirements of this Policy; (3) supervising the implementation of this Policy and its enforcement by the Company; (4) maintaining or supervising the maintenance of all records and reports required by this Policy; (5) preparing listings of all transactions effected by any Access Person within thirty (30) days of the date on which the same security was held, purchased or sold by the Company; (6) determining whether any particular securities transaction should be exempted pursuant to the provisions of this Policy; (7) issuing either personally or with the assistance of counsel, as may be appropriate, any interpretation of this Policy which may appear consistent with the objectives of the Investment Company Act and this Policy; (8) conducting of such inspections or investigations, including scrutiny of the listings referred to in the preceding subparagraph, as shall reasonably be required to detect and report, with recommendations, any apparent violations of this Policy to the Board of Directors of the Company or any Committee appointed by them to deal with such information; and (9) submitting a quarterly report to the directors of the Company containing a description of any violation and the sanction imposed; transactions which suggest the possibility of a violation of interpretations issued by and any exemptions or waivers found appropriate by the CCO; and any other significant information concerning the appropriateness of this Policy.
     (i) Required Records.
     The Compliance Officer shall maintain and cause to be maintained in an easily accessible place, the following records:
     (i) Code of Ethics and Policies. Copies of the Code of Ethics into which this Policy has been incorporated, this Policy, and any other codes of ethics or insider trading policies adopted pursuant to the Investment Company Act which have been in effect during the past five (5) years;
     (ii) Violations. A record of any violation of Rule 17 of the Investment Company Act and of any action taken as a result of such violation;

     (iii) Reports. A copy of each report made by the CCO within two (2) years from the end of the fiscal year of the Company in which such report or interpretation is made or issued, and for an additional three (3) years in a place which need not be easily accessible; and
     (iv) List. A list of all persons who are, or within the past five (5) years have been, required to make reports pursuant to the Investment Company Act and any Rule 17 thereof.
(j) Amendments and Modifications
     This Policy may not be amended or modified except in a written form which is specifically approved by majority vote of the independent directors of the Company.
     This Policy was adopted by the Company’ Boards of Directors, including the independent directors, on March 22, 2007.

SCHEDULE A
TRIANGLE CAPITAL CORPORATION’S INSIDER TRADING POLICY
Request For Permission
To Engage In Personal Transaction
     I hereby request permission to effect a transaction in securities as indicated below for my own account or other account in which I have a beneficial interest or legal title.
(Use approximate dates and amounts of proposed transactions.)
PURCHASES AND ACQUISITIONS

No. of
	IPO or	Shares or
	Limited	Principal
Date	Offering	Amount	Name of Security	Unit Price	Total Price	Broker

SALES AND OTHER DISPOSITIONS

Name:	Request Date:	Signature:

Permission Granted ☐

Permission Denied ☐	Signature:	Date:
(Clearing Officer)

	Signature:	Date:
(Clearing Officer)
Request to Engage in personal Securities Transaction

SCHEDULE B
TRIANGLE CAPITAL CORPORATION’S INSIDER TRADING POLICY
Annual Securities Transactions
Confidential Report Of Non-Access Persons
     The following schedule lists all transactions during the year ending December 31, ___in which I had any direct or indirect Beneficial Interest in any Covered Security. Capitalized terms used in this schedule have the meanings given them in the Insider Trading Policy as adopted by the Board of Directors of the Company. (If no transactions took place you may write “None”).
PURCHASES AND ACQUISITIONS

No. of
Shares or
Principal
Date	Amount	Name of Security	Unit Price	Total Price	Broker

SALES AND OTHER DISPOSITIONS

     If you wish to disclaim Beneficial Ownership of any of the Covered Securities listed above, please check the statement below and describe the Securities for which you disclaim Beneficial Ownership.
This report is not to be construed as an admission that the person making it has or had any direct or indirect Beneficial Interest in the following Securities to which this report relates:

For the year ending	Name:

Date:	Signature:
Quarterly Securities Transactions Report